SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 9, 2012

USA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-33365	23-2679963
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 610-989-0340

n/a

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 9, 2012, USA Technologies, Inc. (the "Company") and Visa U.S.A. Inc. (the "Network"), entered into a First Amendment (the "First Amendment") to the agreement that had been previously entered into between them on October 12, 2011 (the "Agreement"). Pursuant to the First Amendment, the original one-year term of the Agreement has been extended until October 31, 2013, and will automatically renew for an additional year, or until October 31, 2014, unless either party would provide at least 60-days prior notice of non-renewal.

As previously reported, pursuant to regulations that were promulgated pursuant to the Durbin Amendment to the Dodd Frank Wall Street Reform And Consumer Protection Act of 2010, the interchange fees for small ticket debit card transactions increased effective October 1, 2011. Pursuant to the Agreement, the Network has agreed to make available to the Company reduced interchange fees for debit card transactions. These reduced interchange fees will allow the Company to continue to accept the Network’s debit card products during the term of the Agreement, as amended, without adversely impacting the Company’s historical gross profit from license and transaction fee revenues. During the term of the Agreement, as amended, the Company does not anticipate accepting any debit cards with interchange fees that are higher than the rates provided under the Agreement.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA TECHNOLOGIES, INC.

Dated: October 9, 2012	By:	/s/ Stephen P. Herbert
Stephen P. Herbert,
Chief Executive Officer